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                                                                     EXHIBIT 5.1

                        [TROUTMAN SANDERS LLP LETTERHEAD]

                               February 20, 2001

AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096

Ladies and Gentlemen:

         We have acted as your counsel in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 11,800,000 shares of Common Stock, $.01 par value per share (the "Shares"), including Shares issuable pursuant to the subscription rights (the "Subscription Rights") set forth in Section 3.02(c) of the Merger Agreement (as hereafter defined), to be issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated November 20, 2000, as amended (the "Merger Agreement"), by and among AGCO Corporation, Ag-Chem Equipment Co., Inc. and Agri Acquisition Corp. This opinion is being provided at your request for use in the Registration Statement.

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives. Based upon the foregoing examination, we are of the opinion that the Shares and the Subscription Rights have been duly authorized and, when issued by you in the manner contemplated by the Registration Statement (including the declaration and maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable and, in the case of the Subscription Rights, your binding obligations. We are, in this opinion, opining only on the Delaware General Corporation Law and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We are not opining on "blue sky" or other state securities laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Legal Matters" and "The Merger -- Material Federal Income Tax Consequences -- Tax Opinions and Tax Consequences of the Merger" therein and in the related prospectus, and in any supplements thereto or amendments thereof.

                                    Very truly yours,



                                    TROUTMAN SANDERS LLP